Liberated Energy, Inc. Acquires Patent Rights from Perpetual Wind Power Corporation

MARLTON, NJ, March 20, 2013 /PRNewswire/ -- Liberated Energy, Inc. (OTC Bulletin Board: LIBE), a growing alternative energy company, announced today that it has acquired the patent rights from Perpetual Wind Power Corporation to its ridgeline roof wind device.

The Company’s patent pending wind technology (Patent Pending No. 61/257,578) offers a unique roof-top system that generates electricity for an individual home or structure without a traditional windmill tower design.

Mr. Frank G. Pringle, the Company’s CEO and the inventor stated, "One unit should generate enough power to meet the requirements of the average U.S. home depending upon prevailing wind conditions.  In addition, these units are affordable and should have an estimated maximum payback of 4.5 years in the U.S.”

The inventor, Mr. Pringle, is a renowned, successful entrepreneur engaged in industrial marketing, sales management, mechanical engineering, and recycling.  He has obtained 10 patents with another 7 pending.  Mr. Pringle has been featured in Popular Science’s ‘Best of What’s New ‘07’’ for his patented microwave technology.  The same technology was also featured in Time’s Best Inventions of the Year in 2008.” He is currently working on three additional products related to alternative energy.

Contact:

Liberated Energy, Inc.
Frank G. Pringle
Chief Executive Officer
(609) 707-1519

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This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause the Company's expectations and beliefs about its operations, its services and service offerings, its results to fail to materialize. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.